                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                   FORM 8-K/A


                                 CURRENT REPORT
                       Pursuant to Section 13 or 15(d) of
                      the Securities Exchange Act of 1934



Date of Report: March 6, 1998
Date of earliest event reported: December 23, 1997
                                 ----------------



                                  Newcor, Inc.
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)



   Delaware                1-5985                38-0865770
---------------         -------------        -------------------
(State or other         (Commission            (IRS Employer
 jurisdiction)           File Number)        Identification No.)



1825 S. Woodward Avenue, Suite 240, Bloomfield Hills, MI    48302
--------------------------------------------------------  ----------
(Address of principal executive offices)                  (Zip Code)



Registrant's telephone number, including area code (248) 253-2400
                               --------------



-------------------------------------------------------------
(Former name or former address, if changed since last report)

ITEM 7     FINANCIAL STATEMENTS AND EXHIBITS:

The following financial statements, pro forma financial information and exhibits are filed as a part of this report.

(a)  Financial statements of the business acquired:


ITEM                                                                                PAGE
------                                                                              ----
Financial statements of Machine Tool & Gear, Inc.
 Report of Independent Accountants                                                     3
 Balance Sheets as of September 30, 1997 and December 31, 1996                         4
 Statements of Income and Retained Earnings for the nine-months ended September 30,
  1997 and 1996 and for the year ended December 31, 1996                               5
Statements of Cash Flows for the nine-months ended September 30, 1997 and 1996
  and for the year ended December 31, 1996                                             6
 Notes to Financial Statements                                                         7

(b)  Pro forma financial information:

ITEM
----
Newcor, Inc. and Machine Tool & Gear, Inc. Unaudited Pro Forma Condensed Consolidated Financial Data:
 Unaudited Pro Forma Consolidated Statement of Income                                 11
 Unaudited Pro Forma Condensed Consolidated Balance Sheet                             12
 Notes to Unaudited Pro Forma Condensed Consolidated Financial Data                   13

(c)  Exhibits in accordance with the provisions of Item 601 of Regulation S-K:

     EXHIBIT
     2.   Asset Purchase Agreement dated October 1, 1997 (signed December
          23, 1997) between Newcor, Inc. and Machine Tool & Gear, Inc.
          (complete with schedules).


                                   SIGNATURES


Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
                                      Newcor, Inc.
                                      ------------
                                      (Registrant)

                                      /s/ John Garber
Date    March 6, 1998                ----------------------
                                          John Garber
                                     Vice President-Finance

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors of
Machine Tool & Gear, Inc.:

     We have audited the accompanying balance sheet of Machine Tool & Gear, Inc. as of December 31, 1996 and the related statements of income and retained earnings, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Machine Tool & Gear, Inc. as of December 31, 1996, and the results of operations and cash flows for the year then ended, in conformity with generally accepted accounting principles.

COOPERS & LYBRAND L.L.P.

Detroit, Michigan
November 19, 1997, except as to the last paragraph of Note 8 for which the date is December 24, 1997.

                           MACHINE TOOL & GEAR, INC.

                                 BALANCE SHEETS

                                                              DECEMBER 31,   SEPTEMBER 30,
                                                                  1996           1997
                                                              ------------   -------------
                                                                              (UNAUDITED)
ASSETS
Current assets:
  Cash......................................................   $  234,379     $   827,891
  Accounts receivable.......................................    2,393,512       2,530,031
  Inventories...............................................    1,218,183       1,983,258
  Prepaid expenses and other................................       62,213         111,108
  Deposits on equipment to be leased........................      501,876       2,482,587
                                                               ----------     -----------
     Total current assets...................................    4,410,163       7,934,875
Property, plant and equipment, net..........................    4,757,897       6,083,664
                                                               ----------     -----------
     Total assets...........................................   $9,168,060     $14,018,539
                                                               ==========     ===========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Current portion of long-term debt.........................   $  582,053     $ 2,686,283
  Borrowings under revolving credit agreement...............      250,000       1,566,500
  Accounts payable..........................................    1,444,320       2,876,706
  Accrued expenses..........................................       70,748         123,824
                                                               ----------     -----------
     Total current liabilities..............................    2,347,121       7,253,313
Long-term debt, less current portion........................    2,188,802       3,427,516
                                                               ----------     -----------
     Total liabilities......................................    4,535,923      10,680,829
Common stock, par value $1 per share:
  Authorized:            50,000 shares
  Issued and outstanding: 14,000 shares.....................       14,000          14,000
Capital in excess of par....................................        8,000           8,000
Retained earnings...........................................    5,051,531       3,879,575
Advances to officers/shareholders...........................     (441,394)       (563,865)
                                                               ----------     -----------
     Total shareholders' equity.............................    4,632,137       3,337,710
                                                               ----------     -----------
     Total liabilities and shareholders' equity.............   $9,168,060     $14,018,539
                                                               ==========     ===========

    The accompanying notes are an integral part of the financial statements.

                           MACHINE TOOL & GEAR, INC.

                   STATEMENTS OF INCOME AND RETAINED EARNINGS

                                                                           NINE            NINE
                                                            YEAR          MONTHS          MONTHS
                                                           ENDED           ENDED           ENDED
                                                        DECEMBER 31,   SEPTEMBER 30,   SEPTEMBER 30,
                                                            1996           1997            1996
                                                        ------------   -------------   -------------
                                                                        (UNAUDITED)      (UNAUDITED)
Sales.................................................  $23,262,343     $16,596,725     $18,071,974
Cost of sales.........................................   18,033,213      13,413,924      14,002,494
                                                        -----------     -----------     -----------
Gross margin..........................................    5,229,130       3,182,801       4,069,480
Selling, general and administrative expenses..........    2,473,105       2,662,411       1,910,905
                                                        -----------     -----------     -----------
  Operating income....................................    2,756,025         520,390       2,158,575
Other expense:
  Interest expense....................................      176,045         364,716         144,167
  Charitable contributions............................      201,400         739,930         160,200
  Loss on sale of fixed assets........................       18,212              --          18,212
                                                        -----------     -----------     -----------
  Net income (loss)...................................    2,360,368        (584,256)      1,835,996
Retained earnings, beginning of period................    4,422,363       5,051,531       4,422,363
Distributions to shareholders.........................   (1,731,200)       (587,700)       (921,200)
                                                        -----------     -----------     -----------
Retained earnings, end of period......................  $ 5,051,531     $ 3,879,575     $ 5,337,159
                                                        ===========     ===========     ===========

    The accompanying notes are an integral part of the financial statements.

                           MACHINE TOOL & GEAR, INC.

                            STATEMENTS OF CASH FLOWS

                                                                              NINE             NINE
                                                           YEAR ENDED     MONTHS ENDED     MONTHS ENDED
                                                          DECEMBER 31,    SEPTEMBER 30,    SEPTEMBER 30,
                                                              1996            1997             1996
                                                          ------------    -------------    -------------
                                                                           (UNAUDITED)      (UNAUDITED)
Cash flows from operating activities:
  Net income (loss)...................................    $ 2,360,368      $  (584,256)     $ 1,835,996
  Adjustments to reconcile net income (loss) to net
     cash provided by operating activities:
     Depreciation.....................................        686,887          504,357          509,807
     Loss on sales of fixed assets....................         18,212               --           18,212
     Changes in operating assets and liabilities:
       Accounts receivable............................       (216,053)        (136,519)        (694,822)
       Inventories....................................        227,974         (765,075)         191,746
       Deposits.......................................       (483,375)      (1,980,711)        (358,875)
       Prepaid expenses and other assets..............        (28,558)         (48,895)         (10,153)
       Accounts payable and accrued expenses..........       (465,395)       1,485,462          272,155
                                                          -----------      -----------      -----------
     Total adjustments................................       (260,308)        (941,381)         (71,930)
                                                          -----------      -----------      -----------
     Net cash provided by (used in) operating
       activities.....................................      2,100,060       (1,525,637)       1,764,066
Cash flows from investing activities:
  Expenditures for property, plant and equipment......     (1,359,210)      (1,830,124)      (1,209,229)
  Proceeds from sale of assets........................        291,000               --          291,000
                                                          -----------      -----------      -----------
     Net cash used in investing activities............     (1,068,210)      (1,830,124)        (918,229)
Cash flows from financing activities:
  Net (payments) borrowings under revolving credit
     agreement........................................     (1,100,000)       1,316,500          (50,000)
  Proceeds from term debt obligations.................      2,800,000        3,763,948          500,000
  Payments on term debt obligations...................       (919,080)        (421,004)        (500,290)
  Distributions to shareholders.......................     (1,731,200)        (587,700)        (921,200)
  Advances to officers/shareholders...................       (370,986)        (122,471)        (288,274)
                                                          -----------      -----------      -----------
     Net cash (used in) provided by financing
       activities.....................................     (1,321,266)       3,949,273       (1,259,764)
                                                          -----------      -----------      -----------
Net increase (decrease) in cash.......................       (289,416)         593,512         (413,927)
Cash, beginning of year...............................        523,795          234,379          523,795
                                                          -----------      -----------      -----------
Cash, end of year.....................................    $   234,379      $   827,891      $   109,868
                                                          ===========      ===========      ===========
Supplemental disclosures of cash flow information:
  Cash paid during the year for interest..............    $   176,045
                                                          ===========

    The accompanying notes are an integral part of the financial statements.

                           MACHINE TOOL & GEAR, INC.

                         NOTES TO FINANCIAL STATEMENTS

1. NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

     a. Nature of Business: Machine Tool & Gear, Inc. (the "Company") is a manufacturer of differential pinion and side gears, output shafts and rear axle shafts for the automotive industry.

     b. Interim Financial Information: The unaudited interim basic financial statements included herein as of September 30, 1997 and for the nine-month periods ended September 30, 1997 and 1996, include, in the opinion of management, all adjustments (consisting of normal recurring adjustments) necessary to present fairly the Company's financial position, results of operations, and cash flows. Operating results for the nine-months ended September 30, 1997 are not necessarily indicative of the results that may be expected for the year ended December 31, 1997.

     c. Accounts Receivable: The Company's trade receivables are substantially due from customers in the automotive industry. One customer represented more than 50 percent of the sales of the Company during 1996.

     d. Inventory: Inventories are stated at the lower of cost or market with cost being determined on the first-in, first-out basis.

     e. Property, Plant and Equipment: Property, plant and equipment are stated at cost and are depreciated using the straight-line method over the estimated useful lives of the assets. The general range of lives is fifteen to thirty-nine years for buildings and leasehold improvements and five to ten years for machinery and equipment, furniture and fixtures and vehicles. Upon sale or retirement, the cost of the assets and related accumulated depreciation are eliminated from the respective accounts, and the resulting gain or loss is included in income. Normal repairs and maintenance are charged to expense when incurred.

     f. Income Taxes: The Company has elected to be treated as an S corporation under the Internal Revenue Code. Under these provisions, the Company does not pay federal corporate income taxes on its taxable income. The shareholders of the Company are taxed on their proportionate share of the Company's taxable income. Accordingly, no provision for federal corporate income taxes has been reflected in the financial statements.

     g. Use of Estimates: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

2. INVENTORY:

     Inventory at December 31, 1996 consists of the following:

                                                                AMOUNT
                                                              -----------
Finished goods..............................................  $   474,494
Work in Process.............................................      616,929
Raw Materials...............................................      126,760
                                                              -----------
                                                              $ 1,218,183
                                                              ===========

                           MACHINE TOOL & GEAR, INC.

3. PROPERTY, PLANT AND EQUIPMENT:

     Property, plant and equipment at December 31, 1996 consists of the following:

                                                                AMOUNT
                                                              -----------
Land........................................................  $   101,725
Buildings...................................................      655,845
Leasehold improvements......................................      836,282
Furniture, fixtures and other...............................      444,583
Machinery and equipment.....................................    6,587,339
Construction in progress....................................       93,920
                                                              -----------
                                                                8,719,694
Accumulated depreciation....................................   (3,961,797)
                                                              -----------
  Property, plant and equipment, net........................  $ 4,757,897
                                                              ===========

4. CREDIT AGREEMENTS AND LONG-TERM DEBT:

     At December 31, 1996 the Company had $250,000 outstanding under a revolving credit agreement with a bank. The credit agreement allows for maximum borrowings of $4,300,000 with interest at the lower of the prime rate (the bank's prime rate was 8.25 percent at December 31, 1996) or a lesser interest rate that is based upon certain financial ratios and is due upon demand. During 1996, the Company converted $2,300,000 from the credit agreement to two term notes. A summary of long-term debt at December 31, 1996 is as follows:

                                                    MATURITY    INTEREST RATE     AMOUNT
                                                    ---------   -------------   ----------
Term notes, bank..................................  2001-2002         8.25%     $2,220,000
Mortgage notes....................................  1999-2001     8.0-8.25%        550,855
                                                                                ----------
  Total...........................................                               2,770,855
Portion due within one year.......................                                 582,053
                                                                                ----------
  Total long-term debt............................                              $2,188,802
                                                                                ==========

     Borrowings under the bank credit agreement are collateralized by accounts receivable and substantially all assets not otherwise encumbered, as well as a first mortgage on all commercial property owned by the Company, and are guaranteed by a related entity under common ownership. The term notes require quarterly payments of principal and interest through maturity. The mortgage notes require monthly payments of principal and interest through maturity. In addition, the Company is bound by various restrictive covenants including working capital, total debt and tangible net worth. The Company has an additional revolving credit agreement of $1,500,000 with a bank which was unused at December 31, 1996.

                           MACHINE TOOL & GEAR, INC.

4. CREDIT AGREEMENTS AND LONG-TERM DEBT -- CONTINUED
     Annual maturities of long-term debt are as follows:

                                                                AMOUNT
                                                              ----------
Year ended December 31:
  1997......................................................  $  582,053
  1998......................................................     592,417
  1999......................................................     572,658
  2000......................................................     570,835
  2001......................................................     417,892
  Thereafter................................................      35,000
                                                              ----------
                                                              $2,770,855
                                                              ==========

5. OPERATING LEASES:

     During the year ended December 31, 1996, the Company leased an operating facility on a month-to-month basis from a related entity under common control for $7,500 per month. The Company leased another facility in Detroit from a non-related entity on a month-to-month basis for $6,204 per month. Total lease expense for both facilities for the year ended December 31, 1996 was $164,446.

     The Company leases certain machinery and equipment under noncancelable operating leases expiring in various years through 2001. Several new leases were entered into at the end of 1996 which will increase rent expense in future years. Total rent expense for this machinery and equipment for the year ended December 31, 1996 was $65,181.

     Minimum future lease payments under noncancelable operating leases are as follows:

                                                                AMOUNT
                                                              ----------
1997........................................................  $  336,381
1998........................................................     329,671
1999........................................................     310,332
2000........................................................     296,519
2001........................................................     271,809
                                                              ----------
                                                              $1,544,712
                                                              ==========

6. RELATED PARTY TRANSACTIONS:

     For the year ended December 31, 1996, the Company made contributions totaling $201,400 to a private academy. The officers of the Company also serve as directors of the academy. In addition, the Company owns a house on the premises of the academy which is provided rent free to academy personnel.

7. CONTINGENCIES AND COMMITMENTS:

     Various claims arising during the normal course of business are pending against the Company. Management does not reasonably expect that the ultimate liability, if any, of these matters will have a material effect on future financial statements.

                           MACHINE TOOL & GEAR, INC.

8. SUBSEQUENT EVENTS:

     The Company has been awarded substantial new business commencing in 1997 through 2003. To accommodate this new business, the Company is currently expanding an existing manufacturing facility. The expansion is expected to cost approximately $2,000,000. At December 31, 1996, total costs incurred were $93,920.

     In addition, the Company has placed orders for machinery and equipment in excess of $10,000,000 as a result of the newly acquired business. Of this amount, machinery with an approximate value of $6,000,000 will be leased for up to seven years based on a commitment from a leasing company and the remaining $4,000,000 is expected to be leased for up to seven years.

     In 1997, the Company refinanced existing credit agreements and obtained additional bank credit facilities of $8,550,000.

     In October 1997, the Company signed a definitive agreement to sell the assets and business of the Company to Newcor, Inc. The sale was completed in December 1997. Newcor, Inc. designs and manufacturers precision machined components and assemblies and custom rubber and plastic products primarily for the automotive and agricultural vehicle markets.

                  NEWCOR, INC. AND MACHINE TOOL & GEAR, INC.
             UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME

                                                                                               PRO FORMA
                                             NEWCOR            MT&G                           CONSOLIDATED
                                                          OCTOBER 1, 1996
                                           YEAR ENDED        THROUGH                          YEAR ENDED
                                          OCTOBER 31,      SEPTEMBER 30,     PRO FORMA       OCTOBER 31,
                                            1997               1997          ADJUSTMENTS        1997
                                                            (DOLLARS IN THOUSANDS)
Net sales                                 $ 130,848       $  21,787       $    --            $ 152,635
Cost of sales                               107,083          17,445          (1,031)(1)        123,497
                                          ---------       ---------       ---------          ---------
Gross profit                                 23,765           4,342           1,031             29,138
Selling, general and administrative          14,880           3,224            (603)(2)         17,501
Amortization expense                            879            --             1,120 (3)          1,999
Nonrecurring (income) expense                  (297)           --              --                 (297)
                                          ---------       ---------       ---------          ---------
Operating income                              8,303           1,118             514              9,935
Interest expense                             (2,070)           (397)         (2,807)(4)         (5,274)
Other income (expense)                         (224)           (781)            781 (5)           (224)
                                          ---------       ---------       ---------          ---------
Income (loss) before income taxes             6,009             (60)         (1,512)             4,437
Provision (benefit) for income taxes          2,119            --              (534)(6)          1,585
                                          ---------       ---------       ---------          ---------
Net income (loss)                         $   3,890       $     (60)      $    (978)         $   2,852
                                          =========       =========       =========          =========
Earnings per share                        $    0.79                                          $    0.58
                                          =========                                          =========


      See notes to unaudited pro forma consolidated statement of income.

                  NEWCOR, INC. AND MACHINE TOOL & GEAR, INC.
           UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

                                                     NEWCOR            MT&G (1)
                                                   OCTOBER 31       SEPTEMBER 30,  PRO FORMA         PRO FORMA
                                                      1997             1997       ADJUSTMENTS      CONSOLIDATED
                                                                     (DOLLARS IN THOUSANDS)

Cash                                               $      34      $    --        $    --            $      34
Receivables                                           22,523          2,530           --               25,053
Inventories                                            8,084          1,983           --               10,067
Prepaid expenses and other                             8,672          2,594         (2,483)(2)          8,783
                                                   ---------      ---------      ---------          ---------
   Total current assets                               39,313          7,107         (2,483)            43,937
Property, plant and equipment, net                    28,119          6,084          2,016 (3)         36,219
Goodwill                                              16,080           --           22,398 (3)         38,478
Other long-term assets                                 7,371           --           (2,500)(2)          4,871
                                                   ---------      ---------      ---------          ---------
   Total assets                                    $  90,883      $  13,191      $  19,431          $ 123,505
                                                   =========      =========      =========          =========

Notes payable                                      $     833      $   4,252      $  (4,252)(2)      $     833
Accounts payable                                      14,874          2,048           --               16,922
Accrued expenses and other liabilities                 5,668            124            500 (3)          6,292
                                                   ---------      ---------      ---------          ---------
   Total current liabilities                          21,375          6,424         (3,752)            24,047
Long-term debt                                        32,267          3,428         32,450 (2)         62,217
                                                                                    (2,500)(2)
                                                                                    (3,428)(2)
Postretirement benefits                                6,338           --             --                6,338
Pension liability and other                            3,488           --             --                3,488
                                                   ---------      ---------      ---------          ---------
   Total liabilities                                  63,468          9,852         22,770             96,090
   Total shareholders' equity                         27,415          3,339         (3,339)(3)         27,415
                                                   ---------      ---------      ---------          ---------
   Total liabilities and shareholders' equity      $  90,883      $  13,191      $  19,431          $ 123,505
                                                   =========      =========      =========          =========

    See notes to unaudited pro forma condensed consolidated balance sheet.

         NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME
                             (DOLLARS IN THOUSANDS)

For purposes of the unaudited pro forma consolidated statement of income, it has been assumed that the results of operations of Machine Tool & Gear, Inc. (MT&G) for the twelve months ended October 31, 1997 would be comparable to their results of operations for the twelve months ended September 30, 1997 presented herein. The unaudited pro forma statement of income data for the twelve months ended September 30, 1997 was derived from internal financial information for MT&G.

(1)  Comprised of the following:

   Capitalizable costs (a)                   $(975)
   Rental (b)                                (  50)
   Depreciation (c)                          (   6)
                                         ---------
                                           $(1,031)
                                         =========


     (a) Represents adjustments for tooling of $425 and for machinery and equipment and plant construction costs of $300, all of which were made to conform the accounting to Newcor's accounting practices, and $250 of costs associated with closing a facility and moving machinery and equipment to remaining operating facilities. This facility was closed in early calendar 1997.
     (b) Reflects elimination of rental expense for a facility leased by MT&G which Newcor acquired as part of the acquisition, offset in part by incremental rental expense for a facility MT&G owned which Newcor did not acquire and has agreed to lease following the acquisition.
     (c) Decreased depreciation expense due to extended estimated useful lives, primarily for machinery and equipment, net of additional depreciation on fair value adjustments to property, plant and equipment.

(2)  Comprised of the following:

   Elimination of selling shareholders' salaries and benefits           $(495)
   Elimination of nonrecurring consulting fees                           (108)
                                                                       ------
                                                                        $(603)
                                                                       ======


(3) Represents the amortization of goodwill arising from the acquisition, which will be amortized on a straight-line basis over twenty years.

(4) Represents the net increase in interest expense to reflect: (i) the increase in interest expense of $3,204 resulting from financing the MT&G acquisition and payoff of existing MT&G debt, at 9.875%, which represents the interest rate on the recently closed Senior Subordinated Notes and
     (ii)the elimination of $397 of interest on the existing MT&G debt.

(5) Represents adjustment to eliminate charitable contributions in order to conform to Newcor's charitable giving practice.

(6) Calculated as the loss before income taxes of MT&G and the pro forma adjustments multiplied by Newcor's incremental tax rate of 34.0%.

       NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                             (DOLLARS IN THOUSANDS)

(1) For purposes of the unaudited pro forma condensed consolidated balance sheet, the financial condition of MT&G as of September 30, 1997 has been assumed to be comparable to October 31, 1997. The September 30, 1997 balance sheet was derived from internal financial information for MT&G. Held checks at MT&G that were distributed immediately subsequent to period end were classified as accounts payable.

(2)  Reflects the net borrowings to finance the acquisition as follows:


                                                                 NEWCOR                MT&G
        Acquisition                                             $    -                 $27,253 (a)
        Retirement of existing bank credit
        facilities and other debt                                  2,500 (a)             5,197 (b)
        Application of pre-closing cash payment                  (2,500)                     -
                                                                -------                -------

          Net borrowings                                        $    -                 $32,450
                                                                =======                =======


     (a) Includes repayment of $5,603 of Newcor revolving credit borrowings incurred to finance the cash portion of the MT&G Acquisition (comprised of a $2,500 pre-closing cash payment made prior to October 31, 1997 and recorded in other long-term assets and a $3,103 pre-closing cash payment made subsequent to October 31,
          1997) and repayment of the $21,650 MT&G Note.
     (b)  The $5,197 retirement of debt shown for MT&G reflects $7,680
          ($4,252 current and $3,428 long-term) of existing debt at September 30, 1997 less a cash deposit of $2,483 (included in prepaid expenses in MT&G'S balance sheet) that was returned upon Newcor's conversion of certain of MT&G's capital equipment to an operating lease.

(3) The MT&G acquisition will be accounted for by the purchase method of accounting, pursuant to which the purchase price is allocated among the acquired tangible and intangible assets and assumed liabilities in accordance with their estimated fair values on the date of acquisition. The purchase price and preliminary adjustments to historical book value as a result of the MT&G acquisition is as follows:


       Increase in property, plant and equipment to estimated
         fair value                                                           $ 2,016
       Estimated goodwill                                                      22,398
                                                                            ---------
                                                                              $24,414
                                                                            =========

       Increase in accrued liabilities                                           $500
       Proceeds used to finance acquisition                                    27,253
       Elimination of historical shareholders'
        equity as a result of purchase accounting                              (3,339)
                                                                            ---------
                                                                              $24,414
                                                                            =========

                                EXHIBIT INDEX

EXHIBIT NO.             DESCRIPTION
-----------             -----------
  EX-2          Asset Purchase Agreement dated October 1, 1997. Registrant hereby undertakes to furnish copies of documents relating to list of schedules to the Securities and  Exchange Commission upon its request.
  EX-2.1        First Amendment to Asset Purchase Agreement dated October 28, 1997
  EX-2.2        Second Amendment to Asset Purchase Agreement
  EX-2.3        Third Amendment to Asset Purchase Agreement dated December 12, 1997
  EX-2.4        Fourth Amendment to Asset Purchase Agreement dated December 23, 1997
  EX-4          Secured Promissory Note